November 9, 2001


KZH Soleil --2 LLC
c/o The Chase Manhattan Bank
140 East 45th Street ~11th Floor
New York, NY 10017

Galaxy CLO 1999-1, Ltd.
c/o Chase Bank of Texas, National Association
600 Travis Street--48th Floor, 48-CTH-304
Houston, TX 77002

Sun America Life Insurance Company
I SunAmerica Center  - 34th Floor
Century City
Los Angeles, CA 90067-6002


RE: Ugly Duckling Corporation Senior Secured Loan Agreement Dated as of January 11, 2001


Dear Sirs:

With this letter we are requesting a waiver of the Minimum Other Interest and the EBITDA to Interest Expense coverage ratios contained in Section 6.18 of the above referenced loan agreement for the quarter ended September 30, 2001 and the quarter ending December 3 1, 2001. As agreed upon, in return for the waiver of these covenants we will wire you $55,000 or 25 basis points of the current outstanding principal balance less funds held in the cash collateral account. We are in compliance with all other covenants of the agreement.

As we shared with you in the second quarter of this year, the reason for the shortfall in these covenants in the quarter is due to a number of changes we are making in the business to improve long term portfolio performance. These changes include:

     1. Enhancing underwriting criteria through the implementation of credit scoring and increasing down payment requirements, resulting in slower sales, a smaller portfolio than forecasted and lower interest income from the smaller portfolio.

     2. The increase of loan loss reserves to the balance sheet resulting from higher than expected losses from older portfolios and a smaller base of originations in the quarter, as previously discussed.



In addition to the above, we are also making provision for the impact of a recession in the economy. Although we are making many improvements in our business model arid we are confident we are underwriting better loans, we do not have the history to accurately assess the impact of a recession on our customer base. We have chosen to assume the portfolio in 2001 will not perform better than the portfolio of 2000 and adjusted the provision accordingly.

As we have discussed with you we expect to take an additional charge to earnings in the fourth quarter of approximately $6 million pre-tax. Based on this charge we would expect the EBITDA to Interest coverage and the Minimum Interest coverage to be 0.75 and 0.00 respectively in the fourth quarter and request you waive these covenants to these levels for that period.

In light of these changes and the impact to our profitability in the first nine months of 2001, the "B-piece" contracts securing your loan continue to perform at consistently high levels. Cash generated from these loans through September 2001 was $66.9 million, which is approximately $12.0 million greater than the first nine months of last year.

In addition to the improvements in the portfolio, we closed our twenty-first receivables securitization on October 18th with a loan principal balance $145.9 million and Class A bonds issued of $103.6 million. This securitization included a prefunding mechanism allowing us to borrow an additional $25.9 million against loans to be originated in the next 90 days following the close of the deal. The coupon on the A bonds issued in the securitization was 3.44% with an initial funding of 2.25%, down from 6.80% and 6.00% respectively from the securitization we completed last year at this time.

We have also recently completed a revolving loan with Automotive Finance Corporation to provide the company with a $36 million inventory line of credit, which is a $10 million larger facility than the GE loan we are replacing. We have now completely replaced the GE lending relationship and do not have any loan facilities maturing for the remainder of 2001.

Thank you for your time and consideration. I have provided an area below for your signature authorizing the waiver. Please call me with any further questions at 602-852- 6635.



Sincerely,



Bob Fulton
Treasurer
Ugly Duckling Corporation





The undersigned hereby waive the covenants requested:

KZH Soleil - 2 LLC

By: /s/  Susan Lee
      ------------------------------------------
Name:      Susan Lee
Title:     Authorized Agent


Galaxy CLO 1999-1, Ltd.
By: SAl Investment Advisors, Inc.
       its Collateral Manager

By:  /s/  John Lapham
      ------------------------------------------
Name: John Lapham


Sun America Life Insurance Company

By: /s/  John Lapham
      ------------------------------------------
Name: John Lapham
Title:    Authorized Agent